Exhibit 5.1

March 22, 2021

Reviva Pharmaceuticals Holdings, Inc.

19925 Stevens Creek Blvd., Suite 100

Cupertino, CA 95014

Ladies and Gentlemen:

We have acted as counsel to Reviva Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 1,450,232 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to Reviva Pharmaceuticals Holdings, Inc. 2020 Equity Incentive Plan and the Reviva Pharmaceuticals Holdings, Inc. 2006 Equity Incentive Plan (the “Plans”).

In connection with rendering this opinion, we have examined or are familiar with the Registration Statement and related prospectuses, the Plans, the Company’s Certificate of Incorporation and Certificate of Amendment of the Certificate of Incorporation (the “Certificate of Incorporation”), the By-Laws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock (or will validly amend the Certificate of Incorporation, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares, upon issuance and delivery as contemplated by the Plans, will be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP